Exhibit 10.5

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), executed as of 12 March 2025 and taking effect for all purposes as of 15 March 2025 (the “Effective Date”), between NSCALE OPERATIONS (UK) LIMITED, a Company registered in England and Wales with company number 16218318 whose registered office is at Zedra Booths Hall, Booths Park 3, Chelford Road, Knutsford, Cheshire, United Kingdom, WA16 8GS (“Employer”) and Joshua David Payne (“Employee”).

WHEREAS, the Employee declares that the Employee is not bound by a non-competition clause or another clause that restricts the Employee in their opportunities to work for the Employer.

WHEREAS, the Employee is also not aware of any other facts or circumstances which restrict the Employee in their possibilities to work for the Employer in the agreed position.

NOW, THEREFORE, for and in consideration of the covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto mutually agree as follows:

(1)
Term and Termination.

(a) The term of this Agreement shall commence on the Effective Date and is concluded for an indefinite period. The Employee’s continuous service date is 17 December 2021.

(b) This Agreement may be terminated by either the Employer or the Employee upon giving notice in writing of no less than three (3) months.

For the avoidance of doubt, any equity or other incentives or benefits that have not vested or been unconditionally conveyed to the Employee, shall be forfeited immediately upon termination of this Agreement.

(c) If the Employer terminates the employment, then it may make payment in lieu of notice (“Payment in Lieu”) to the Employee. This Payment in Lieu will be equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to at Section 1(c) (or, if notice has already been given, during the remainder of the notice period) less applicable income tax and National Insurance contributions. The Employer may pay any sums due under this Section in equal monthly instalments until the date on which the notice period referred to at Section 1(c) would have expired if notice had been given.

(d) The Employer may terminate this Agreement with immediate effect for Cause (as defined below) at any time.

For the purposes of this Agreement, “Cause” shall mean the Employee (i) knowingly and willfully engaged in material misconduct or breached his/her fiduciary duties to the Employer (if any) and failed to Timely Cure (defined below), (ii) violated any law (other than traffic violations and other similar minor offences), (iii) materially breached this Agreement (except with respect to the provisions of Sections 10 to 14 inclusive, to which subsection (v) below applies), non-performance or non-observance by the Employee of any material terms of this Agreement, or materially failed to perform his/her duties under the Job Description and failed to Timely Cure, (iv) engaged in material personal dishonesty including any act of fraud, embezzlement or theft with respect to the Employer or any of its customers, vendors or other business relationships, (v) substance abuse or illegal drug use by the Employee that materially interferes with his/her

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performance of the his/her duties as determined by the Employer in good faith after giving the Employee a full and fair opportunity to contest such allegations; or (v) breaches any of the provisions of Sections 10, 11, 12, 13 or 14.

For the purposes of this Agreement, “Timely Cure” shall mean that the Employee cures a breach or other violation of this Agreement to the reasonable satisfaction of the Employer, within ten (10) business days after written notice is provided by the Employer describing such breach or other violation.

(e) Following service of notice to terminate the employment by either party, the Employer may by written notice place the Employee on paid leave for the whole or part of the remainder of the employment (“Garden Leave”). During any period of Garden Leave: the Employer shall be under no obligation to provide any work to the Employee and may revoke any powers they hold on the Employer’s behalf; the Employee may be required to carry out alternative duties or to only perform such specific duties as are expressly assigned to them, at such location (including their home) as the Employer may decide; the Employee shall continue to receive their basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement; the Employee shall remain bound by the terms of this Agreement (including any implied duties of good faith and fidelity); the Employee shall ensure that their manager knows where they will be and how they can be contacted during each working day (except during any periods taken as holiday in the usual way); the Employer may exclude the Employee from any of its premises; and the Employer may require the Employee not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Employer.

(2)
Function, Location and Working Hours.

(a) The Employee is appointed to act in the position specified in Item 1 of Exhibit A attached hereto (the “Position”). A description of the responsibilities of the Employee’s Position is specified in Item 2 of Exhibit A (“Job description”).

(b) The Employee’s place of employment is specified in Item 3 of Exhibit A (“Place of Work”). The Employee may be expected to travel to and work from other locations from time to time in the course of his/her Employment, at the Employer’s reasonable request.

(c) The Employee shall be expected to work on a full-time basis (approximately 40 hours per week from Monday to Friday) and shall make him/herself reasonably available to the Employer in the performance of the Position. The Employee may be expected to work reasonable overtime and/or make him/herself available to the Employer outside of regular working hours, at the Employer’s reasonable request.

(3)
Standard of Conduct. During his/her employment, the Employee covenants and agrees that the Employee (i) is reasonably trained, skilled and qualified for the appointment to the Position and to fulfil the requirements of the Job Description, and (ii) will, at all times, perform the Position and the Job Description in a professional manner with reasonable care and diligence, and in compliance with all applicable laws.
(4)
Collective Labour Agreement (CLA). No collective labour agreement applies.

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(5)
Salary and Option plan.

(a) The Employee shall be paid the salary amount specified in Item 4 of Exhibit A (“Salary"). The Salary shall be paid in periodic instalments. The Employee acknowledges and agrees that the Employer will pay the Salary in full and final compensation for all work undertaken by the Employee in the course of his/her employment and includes compensation for reasonable overtime and work outside regular working hours (as the case may be). The Salary shall be set off against any minimum entitlements owed to the Employee in respect of any overtime or other statutory entitlements the Employee may but for this Agreement seek to enforce against the Employer.

(b) Subject to the final approval of the Board of Directors of the Employer (“Board”), the Employee will be eligible to participate in the Employee Share Option Plan (as implemented, amended and replaced by the Employer or one of its affiliates from time to time) (“ESOP”). The Employee’s ESOP offer shall include the terms specified in Item 5 of Exhibit A. Otherwise, the terms and conditions of the Employee’s ESOP offer will be set forth and agreed upon in a separate agreement.

(6)
Holidays.

(a) The Employee is entitled to 25 days’ annual leave holidays (in addition to any public holidays in the Place of Work) per calendar year. The Employee must seek the Employer’s prior approval of all holidays reasonably in advance. The Employer may determine in its discretion whether to approve any proposed holidays after consultation with the Employee.

(b) Upon the commencement and/or termination of this Agreement during the calendar year, the holiday entitlement is calculated on a pro rata basis.

(c) Statutory holidays will lapse six (6) months after the end of the calendar year in which the entitlement is accrued, save as required by law.

(d) The Employee is also entitled to certain forms of paid leave. An overview of the different forms of paid leave and the methods of calculation can be found on the UK central government website (www.gov.uk).

(7)
Expenses, travel costs, allowances

(a) The Employer will reimburse the Employee for reasonable costs and expenses incurred by the Employee in the course of his/her Employment, provided such costs and expenses are approved in advance by the Employer or otherwise consistent with customarily reimbursable expenses of other employees in similar positions of the Employer. Expenses must be declared before the end of the month following the month in which they were incurred. The declaration is made by submitting the original proof of payment and stating the cause of the expenses.

(b) The Employee receives a tax-free travel allowance of GBP 0.45 per mile for the first 10,000 miles travelled for business purposes and GBP 0.25 per mile thereafter travelled for business purposes per annum using their own vehicle.

(c) The Employee will be entitled to participate in any private medical insurance scheme established and maintained by the Employer (if any), subject to each of (i) the terms of the scheme and (ii) the rules or insurance policy of the relevant insurance provider (both as amended from time to time). Notwithstanding the foregoing, if at any time during your employment with the Employer, the Employer does not maintain a private medical insurance scheme, you may procure private medical insurance coverage, and the Employer shall promptly reimburse you for the applicable monthly premiums for such insurance upon presentation of relevant documentation (in accordance with the Employee’s usual reimbursement policy) not to exceed GBP5,000 per year.

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(8)
Incapacity for work due to illness. If Employee is fully or partially incapacitated for work through illness or an accident, for as long as this Agreement continues, the Employee is entitled to 100% of the Salary for the first seven (7) days. This is inclusive of any statutory sick pay (“SSP”) entitlement. The Employee’s qualifying days for SSP purposes are Monday to Friday. Payment of any sick pay is conditional on the Employee complying with any sickness reporting procedures notified to them from time to time.
(9)
Company Property.

(a) If the Employer makes any property of the Employer (“Company Property”), such as a laptop, a mobile telephone, a car, or digital or other documents available to the Employee, the Employee shall treat such Company Property with due care and reasonably protect it against any damage or loss. Any loss or damage to Company Property as a result of a breach of this duty of care will be at the Employee's expense and will be set off against the Salary.

(b) All Company Property that the Employee receives from or on behalf of the Employer during this Agreement are and shall remain the Employer’s property.

(c) At the end of this Agreement, or in the case of the Employee’s suspension or inactivity in the Position, the Employee is obliged to return all Company Property to the Employer in good condition upon first request. The same applies if the Employee is unfit for work for a period longer than 1 month.

(10)
Confidentiality. During the Agreement, the Employee may develop or acquire knowledge of confidential information relating to the Employer, its business, potential business or that of its clients or prospective clients (hereafter “Confidential Company Information”). Confidential Company Information includes all trade secrets, technical, operating, financial, and other business information, whether or not reduced to writing or other medium and whether or not marked or labelled confidential, proprietary or the like, specifically including, but not limited to, information regarding actual or prospective client and investor lists, costs, plans, materials, enhancements, research, specifications, works of authorship, techniques, documentation, models and systems, sales and pricing techniques, designs, inventions, discoveries, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer, client, and supplier lists and information, product development and project procedures. Confidential Company Information does not include (a) general skills, experience, or information that is generally available to the public, other than information that has become generally available as a result of Employee’s direct or indirect act or omission, or (b) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by any other regulatory organisation having authority pursuant to law; provided, however, that Employee shall have first given prompt written notice to the Employer to afford it a reasonable opportunity to obtain a protective order requiring that the Confidential Company Information not be disclosed and, in the event such protective order is not obtained, Employee shall disclose only that portion of the Confidential Company Information that Employer is legally obligated to disclose. With respect to Confidential Company Information:

(a) Employee will use Confidential Company Information only in the performance of the Position for the Company. Employee will not use Confidential Company Information at any time for his own personal benefit, for the benefit of any other individual or entity, or in any manner adverse to the interests of the Employer or its clients;

(b) Employee will not disclose Confidential Company Information at any time (during or after Employee’s engagement by the Employer) except to authorised personnel, unless the Employer consents in advance in writing or unless the Confidential Company Information indisputably becomes of public knowledge or enters the public domain (other than through Employee’s direct or indirect act or omission);

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(c) Employee will safeguard the Confidential Company Information by all reasonable steps and abide by all policies and procedures of the Employer in effect from time to time regarding storage, copying, destruction, and handling of documents;

(d) Employee acknowledges that the Employer may be required to sign non-disclosure or confidentiality agreements with clients, prospective clients, and other third parties in which the Employer agrees that its employees and agents will not disclose Confidential Company Information of such clients, prospective clients, or other third parties. By executing this Agreement, Employee acknowledges and agrees that the Employer may rely, and will rely, on this Agreement for purposes of entering into such other agreements. Further, Employee will execute and abide by all confidentiality agreements reasonably requested by the Employer’s clients, prospective clients, and other third parties; and

(e) Employee will return all materials containing and/or relating to Confidential Company Information, together with all other property of the Employer and its clients to the Employer when Employee’s Agreement with the Employer terminates or otherwise on demand and, at that time Employee will certify to the Employer, in writing, that Employee has complied with this Agreement. Employee will not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, databases, diskettes, or other documents or electronically stored information of any kind relating in any way to the business, potential business or affairs of the Employer and its clients.

(f) Nothing in this section 10 shall prevent the Parties from: making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority; whether required by law or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); complying with an order from a court or tribunal to disclose or give evidence; disclosing information to HMRC for the purposes of establishing and paying (or recouping) tax and National Insurance liabilities arising from the Employee’s employment; and disclosing information to any person who owes them a duty of confidentiality (which the relevant party agrees not to waive) in respect of information disclosed to them, including legal or tax advisers and persons providing the Employee with medical, therapeutic, counselling or support services; or making any other disclosure as required by law.

(11)
Intellectual Property Rights. To the fullest extent permissible under applicable law, all material, documentation, deliverables, and other tangible expressions of information including but not limited to, software programs and software documentation, designs, technical data, formulae, and processes, whether in final production or draft, which result from any work performed by Employee, providing the Services under this Agreement, or any extension or renewal thereof, shall be deemed to belong to the Employer, and all rights, title, and interest, including any copyright, patent rights, and all other intellectual property rights, shall belong exclusively to the Employer (the “Work Product”). Without limiting the foregoing, the Employer shall have all right, title, and interest in the Work Product, including the exclusive right to obtain and hold in its own name copyrights, registrations, and other appropriate statutory protections and Employee shall not have or receive any rights of any kind therein. Employee agrees to cooperate with the Employer (at the Employer’s expense) to obtain any further assignments, copyrights, patents, and such other statutory protections as may be available under law. For the avoidance of doubt, the Employer acknowledges that certain of the Employee’s work may involve working with or developing Open Source Software, which shall not form part of the Work Product; however, any platform of the Employer that utilises such Open Source Software shall remain be considered Work Product and remain the property of the Employer.

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(12)
Ancillary activities. During employment with the Employer, the Employee shall devote substantially all of the Employee’s business time and attention to the performance of the Employee’s duties hereunder and will not engage in any other business, profession, or occupation which would materially interfere with the performance of such services without the prior written consent of the Employer.
(13)
Non-Competition.

(a) The Employee agrees that during Employee’s employment and for a period of 12 months following the date of termination of this Agreement (or any other engagement by the Employer or its affiliates) (“Termination Date”), Employee shall not, directly or indirectly, for or with a business that competes with, or may reasonably be considered to be a competitor of, the business of the Employer and any of its affiliates (“Competitors”), engage, in Europe or the United States, in any activity (as employee, owner, consultant, partner, or in any other capacity) that is the same as or similar to the business of the Employer and its affiliated enterprises and with which the Employee was involved to a material extent in the twelve (12) months before the Termination Date.

(b) If requested by the Employer prior to, or within the period of three (3) months after the Termination Date, Employee agrees to disclose to the Employer the identity of Employee’s subsequent or future employer, if any. Employee further agrees that for a period of three (3) months after the Termination Date, Employee shall inform any subsequent or future employers of all of Employee’s obligations under this Agreement, including of all non-competition, non-solicitation, and confidentiality obligations.

(14)
Non-Solicitation

(a) The Employee agrees that during Employee’s employment and for a period of twelve (12) months following the Termination Date, to the fullest extent permitted by law, Employee will not, directly or indirectly solicit, induce or encourage any customer, prospective customer, supplier or prospective supplier with whom (i) Employer or any affiliated enterprise had business contact and (ii) the Employee had material contact in the course of his/her employment, in the one (1) year period preceding the Termination Date, for the purposes of providing services or transacting with the party in a manner that is the same as or materially similar to those provided by the business of the Employer and/or its affiliated enterprises.

(b) The Employee agrees that during Employee’s employment and for a period of twelve (12) months following the Termination Date, to the fullest extent permitted by law, Employee will not (either directly or indirectly) solicit, recruit, or encourage any employees or independent contractors of the Employer or any enterprise affiliated with Employer (or any employee or independent contractor who has terminated their relationship with the Employer or such affiliated enterprise within the six (6) months prior to the date of the action prohibited hereunder) that Employee had knowledge of or contact with due to Employee’s Position or access to Confidential Company Information during the twelve (12) months immediately prior to the Termination Date, to provide to a Competitor the same or substantially similar services they provided to the Employer.

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(15)
Reasonableness of restraints.

(a) The Employee acknowledges that the Employer enters this Agreement, makes payment of the Salary and provides the Employee with access to Company Property and the Confidential Company Information in reliance on, and in consideration for, amongst other things, the restrictive covenants set out in the articles 10, 11, 12 13 and 14. In the Employee’s Position, the Employee's work may involve, amongst other things, (i) contact with the Employee’s other employees, contracts, agents, customers and suppliers, (ii) policy-making, strategic work, development and planning for key products or service offerings of the Employer, (iii) work with certain systems that are by their nature Confidential Company Information and of material market value to the Employer. The Employee will, by performing the Position, have relevant knowledge and confidential information that is highly valuable to a Competitor. For example, Employee may have an understanding of any one or more of the following:(i) quotations/margins/purchasing prices of key assets of the Employer or other budgeting and financial matters, (ii) marketing/sales strategies, (iii) customer database and/or customer knowledge, (iv) suppliers, (v) components of certain products or services offered by the Employer, (vi) due diligence report(s) and/or prospective material transactions of the Employer, (vii) knowledge of systems, (viii) contract terms, (ix) new products/services to be developed and (x) market research or other strategic market inquiries.

(b) The Employee expressly warrants and represents that the Company Confidential Information (including any Trade Secrets) that Employer has agreed to provide Employee give rise to the Employer’s interest in restraining Employee from competing with the Employer and its affiliated enterprises or soliciting its customers, prospective customers, and employees; that the above restrictions against competition and solicitation are designed to enforce such consideration; and that these restrictions with respect to time, scope of activity, and geographic territory are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer. The Employee also warrants and represents that employment opportunities outside the scope of the restrictions exist and remain available to Employee, and that Employee’s skill sets are transferable to other industries and businesses not in competition with Employer.

(c) Each of the restrictions in Sections 13 and 14 are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

(d) The periods for which the restrictions in Sections 13 and 14 apply shall be reduced by any period that you spend on Garden Leave immediately before the Termination Date.

(16)
Non-Disparagement. The Employee agrees that during his/her employment and at all times thereafter, the Employee shall not disparage the reputation of the Employer or any of its affiliates, its products or services, or any of its officers, directors, employees, or representatives.
(17)
Miscellaneous.

(a) Pension. The Employee is eligible to be enrolled into an auto-enrolment pension scheme. Further details of the pension scheme are available on request.

(b) Disciplinary and grievance procedures. The Employee is subject to the Employer’s disciplinary rules and procedure, and grievance procedure, copies of which are available from the Employee’s line manager. These rules and procedures do not form part of the Employee’s employment contract.

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(c) Amendments. The Employer is authorized to unilaterally amend the provisions of this agreement if the Employer has such a substantial interest in doing so that the Employee's interests must reasonably give way, provided such amendment does not materially adversely impact the Employee’s rights under this Agreement. Any amendment to this Agreement shall be notified in writing to the Employee.

(d) Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted.

(e) Waiver. The failure or delay by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party’s right to insist upon strict compliance with the provisions hereof.

(f) Further Assurances. The parties shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

(g) Agreement. This Agreement replaces all previous agreements between the Parties.

(h) Assignment. The Employee may not assign, transfer, or convey this Agreement, in whole or in part, except with the prior written consent of the Employer.

(i) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of England and Wales. Each party consents to the jurisdiction of the courts of England and Wages, in connection with any claim or dispute arising under or in connection with this Agreement.

(j) Counterparts; Electronic Execution. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

EMPLOYER:

NSCALE OPERATIONS (UK) LIMITED

By:	/s/ Ron Huisman
Name:	Ron Huisman
Title:	Chief Financial Officer

Address For Notices:

C/O Zedra Booths Hall, Booths Park 3, Chelford Road

Knutsford, Cheshire, United Kingdom, WA16 8GS

Email:	peopleteam@nscale.com

Copied to:	phoebee@nscale.com

EMPLOYEE:

/s/ Ron Huisman

Joshua Payne

Address For Notices:

1 Wyndham Yard, London, W1H 2QF

United Kingdom

Email:	Josh@nscale.com

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Exhibit A – Terms of Employment

Item 1	Job Title:	Chief Executive Officer, Nscale Group
Item 2	Responsibilities:

The Employee’s role and responsibilities shall include those commensurate with the position of Chief Executive Officer of companies similar to that of the Employer and such other duties, responsibilities and authority as may be reasonably delegated by the board of directors of the Holding Company (as defined below) (“Board”). The Employee shall be subject to the direction and supervision of the Board or their respective delegates from time to time.

Item 3	Place of Work:

The Employee shall perform its Position remotely in London, United Kingdom (or from another location approved by the Employer) or such other place(s) mutually agreed between the Employer and the Employee from time to time in order to meet the needs of the Employer. The Employee, at the Employer’s expense, may be required to travel on business to such locations reasonably directed by the Employer.

Item 4	Salary:

£450,000 per annum (exclusive of any minimum statutory contributions for employer pension and/or any national employer insurance scheme in the Place of Work, but otherwise inclusive of all taxation or other mandatory payroll deductions, as applicable).

Salary shall accrue from day to day and be payable in arrears in equal monthly instalments on or around the last day of each month, to the bank account nominated in writing by the Employee.

The Employee’s salary shall be reviewed on an annual basis by the Employer, and the Employer may, but shall not be required to, increase the base salary during the course of employment.

Item 5	Bonus

In addition to your annual Salary, subject however to your continuous service with the Employer or one of its affiliates, the Employer may grant you a discretionary annual bonus up to the value of 50% of your base Salary, based on the achievement of certain personal and Nscale Group performance milestones to be mutually agreed annually in advance.

You shall not be entitled to receive a Bonus for any period in which you are: (i) serving a notice period for termination of your employment, or (ii) suspended from your position for any reason pursuant to this Agreement.

No Bonus payment shall be pensionable. Furthermore, any such discretionary bonus payment shall be assessed incrementally on an annual basis and does not constitute a usual course, nor does it entitle you to receive future bonus payments.

Item 6	ESOP Offer terms:

In addition to the Salary, the Employee will be eligible to receive compensation in the form of equity in the Employer’s holding company, NScale Global Holdings Limited, a company incorporated under the laws of England and Wales or any other entity designated as a holding company (or owning directly or indirectly substantially all of the assets) of the Employer’s corporate group from time to time (“Holding Company”).

Such equity shall take the form of options to acquire common shares in the Holding Company, to be granted on a once-off basis within 30 days of the Effective Date, equal to an aggregate value of 2.5% of the Holding Company (on a fully-diluted basis as of the Effective Date) (“Options”), in accordance with the terms of the share options and incentives plan implemented by the Holding Company dated 11 July 2024 (as amended or replaced from time to time) (“ESOP”).

For the avoidance of doubt, the grant of the Options shall be calculated based on the current market value of the common shares of the Holding Company as at the Effective Date (as determined by the Board in its sole discretion if such shares are not publicly listed), with exercise price per Option equal to US$0.01.

The Options shall vest on the following conditions:

(i)
50% of such Options vesting in 6 equal bi-annual instalments over 3 years as follows:
a.
8.3% of Options shall vest on the 6-month anniversary of the date of Grant;
b.
8.3% of Options shall vest on the 12-month anniversary of the date of Grant;
c.
8.3% of Options shall vest on the 18-month anniversary of the date of Grant;
d.
8.3% of Options shall vest on the 24-month anniversary of the date of Grant;
e.
8.3% of Options shall vest on the 30-month anniversary of the date of Grant;
f.
8.5% of Options shall vest on the 36-month anniversary of the date of Grant;

(ii)
50% of such Options vesting based on the Holding Company reaching certain total market valuation milestones as follows:
a.
20% of such Options shall vest upon the Holding Company’s total market valuation reaching US$5 billion;
b.
20% of such Options shall vest upon the Holding Company’s total market valuation reaching US$10 billion;
c.
10% of such Options shall vest upon the Holding Company’s total market valuation reaching US$20 billion.

Such total market valuation shall be determined (i) based on the aggregate valuation attributed to the Holdings Company’s common shares in connection with any arm’s length equity financing transaction, or (ii) by the Board in its sole discretion if such shares are not publicly listed, or (iii) if the Holding Company’s common shares are publicly listed, then the 30-day average VWAP.